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EXHIBIT 11

                             MINNESOTA MINING AND MANUFACTURING
COMPANY
                                  AND CONSOLIDATED SUBSIDIARIES

                               EARNINGS PER SHARE OF COMMON STOCK

Year ended December 31                          1993         1992
       1991
                                              ______        _____
      _____
(Millions)
Income before cumulative effect
of accounting changes                         $1,263       $1,236
     $1,154

Cumulative effect of accounting changes          --
(3)         --

Net income                                    $1,263       $1,233
     $1,154
_________________________________________________________________
______________


Primary earnings per share:

Income before cumulative effect
of accounting changes                          $5.82        $5.65
      $5.26

Cumulative effect of accounting changes          --
(.02)          --

Earnings per share                             $5.82
$5.63       $5.26

Weighted average number of
common shares outstanding                 217,156,197
219,086,868 219,571,565



Fully diluted earnings per share: <F1>

Income before cumulative effect
of accounting changes                          $5.76        $5.58
      $5.20

Cumulative effect of accounting changes          --
(.01)          --

Earnings per share                             $5.76        $5.57
      $5.20

Weighted average number of
common shares outstanding                217,156,197  219,086,868
219,571,565

Common equivalent shares                   2,165,871    2,126,997
  2,283,872

Average number of common
shares outstanding and
equivalents                               219,322,068
221,213,865 221,855,437



[TEXT]
 Primary earnings per share is computed by dividing net income by the weighted average number of common shares  outstanding for each period.
The calculation
 excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

 Fully diluted earnings per share are computed based on the weighted average number of common shares and common equivalent shares outstanding for each period.

<F1> (1) This calculation is submitted in accordance with
Regulation S-K
         item 601(b)(11) although not required by APB Opinion
No. 15 because it results
         in dilution of less than 3%.
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